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                                                                    EXHIBIT 23.5

                          INDEPENDENT AUDITORS' CONSENT

The Managing Board
AGCO Finance LLC (formerly Agricredit Acceptance LLC):

We consent to the incorporation by reference in the registration statement (No. 333-52304) on Form S-4 of AGCO Corporation of our reports dated January 28, 2000 and January 29, 1999, with respect to the financial statements of Agricredit Acceptance LLC as of and for the years ended December 31, 1999 and 1998 and the financial statements of Agricredit Acceptance LLC as of an for the years ended December 31, 1998 and 1997, respectively, which reports appear in the December 31, 1999 annual report on Form 10-K/A of AGCO Corporation and to the reference to our firm under the heading of "Experts" in the prospectus.


                                             /s/  KPMG LLP

                                             KPMG LLP

Des Moines, Iowa
March 28, 2001